UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 5, 2013

Fusion-io, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35188	20-4232255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

(Address of principal executive offices) (Zip code)

(801) 424-5500

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 5, 2013, Theodore A. Hull has been appointed as Chief Financial Officer and Executive Vice President of Fusion-io, Inc. (the “Company”).

Mr. Hull, age 56, served as vice president, finance at Cisco Systems, Inc., a provider of networking equipment and related products, from December 2007 to September 2013. From 2004 to 2007, Mr. Hull served as chief financial officer at Isola Group Ltd., a material sciences company, and from 2001 to 2004, Mr. Hull served as vice president, finance and then chief financial officer at Maxtor Corporation, a manufacturer of computer hard disk drives. Mr. Hull previously served in various finance roles at Exodus Communications Inc. and International Business Machines Corporation, or IBM, including as the Storage Systems Division Controller at IBM. Mr. Hull holds a B.A. from Binghamton University and an M.B.A. from Florida Atlantic University. Mr. Hull has no reportable transactions under Item 404(a) of Regulation S-K and no family relationships reportable under Item 401(d) of Regulation S-K.

Mr. Hull will receive a base salary of $350,000, subject to annual review. Mr. Hull also will be eligible for an annual target bonus under the Company’s Executive Incentive Compensation Plan equal to 70% of his base salary. The actual amount of the annual bonus will be determined by the Compensation Committee based upon the performance goals to be established by the Compensation Committee. The bonus for the Company’s current fiscal year will be prorated based on his period of employment during the fiscal year. Mr. Hull will also receive a one-time lump sum payment of $125,000 in connection with his appointment as Chief Financial Officer, which is repayable to the Company if Mr. Hull has not relocated to the Salt Lake City area by December 2014, or if Mr. Hull departs or is terminated for cause prior to the one year anniversary of his start date.

Mr. Hull will be granted an equity award consisting of 120,000 restricted stock units and a stock option to purchase 240,000 shares of the Company’s common stock. Both awards vest over four years, subject to Mr. Hull’s continued service through the applicable vesting dates. Mr. Hull has entered into Fusion-io’s standard involuntary termination severance agreement providing that if he is terminated without cause, he will be eligible to receive the following benefits if he timely signs a release of claims:

•	continued payment of base salary for a period of 12 months; and

•	payment by the Company for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

If Mr. Hull is terminated without cause, he resigns for good reason, or his employment is terminated as a result of death or disability within three months prior to or within 12 months following a change of control, then in lieu of the foregoing severance he would be entitled to the following benefits if he timely signs a release of claims:

•	a lump sum payment equal to 12 months’ base salary;

•	100% accelerated vesting of his outstanding equity awards; and

•	payment by the Company for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents.

The foregoing descriptions of the offer letter and involuntary termination severance agreement with Mr. Hull do not purport to be complete and are qualified in their entirety by reference to the complete text of the agreements. The offer letter will be filed as an exhibit to Fusion-io’s quarterly report on Form 10-Q for the quarter ending December 31, 2013, and Fusion-io’s standard form of involuntary termination severance agreement was filed with the Commission on March 9, 2011 as Exhibit 10.10 to Fusion-io’s registration statement on Form S-1. In connection with his appointment, Fusion-io and Mr. Hull will enter into Fusion-io’s standard officer indemnification agreement, the form of which was filed with the Commission on May 23, 2011 as Exhibit 10.1A to Fusion-io’s registration statement on Form S-1.

Item 8.01	Other Events.

On December 2, 2013, the Company also announced the appointment of Ian E. Whiting as the Company’s Executive Vice President, Global Field Operations.

From September 2012 to November 2013, Mr. Whiting served as senior vice president, sales, Americas at Riverbed Technology, Inc., a company that specializes in performance solutions for wide area networks. Mr. Whiting served as senior vice president, worldwide sales at Brocade Communications Systems, Inc., a company specializing in data and storage networking products, from 2008 to 2012, and as vice president and general manager of Data Center Infrastructure at Brocade from 2007 to 2008. From 2005 to 2007, Mr. Whiting served as vice president, worldwide sales and marketing at Brocade, and from 2001 to 2005, he served as vice president, sales, EMEA and Latin America at Brocade. Mr. Whiting previously served in various sales roles at Compaq Computer Corp., NetWorth Inc. and Data Translation Networking. Mr. Whiting holds a B.A. from University Swansea and a Masters degree in European Business Studies from Cranfield University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSION-IO, INC.

Date: December 5, 2013	By:	/s/ Shawn J. Lindquist
	Name:	Shawn J. Lindquist
	Title:	Chief Legal Officer, Executive Vice President and Secretary